Exhibit 4.4
THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF MARCH 31, 2008
     This Third Amendment to Amended and Restated Loan Agreement dated and effective as of September 26, 2011 (“Third Amendment”) is by and among PHI, Inc., formerly named Petroleum Helicopters, Inc. (“PHI”), PHI Air Medical, L.L.C., successor to Air Evac Services, Inc., PHI Tech Services, Inc., formerly named Evangeline Airmotive, Inc., International Helicopter Transport, Inc., (individually, collectively and interchangeably, the “Subsidiary Guarantors”), and Whitney Bank (“Bank”).
     WHEREAS, PHI, Subsidiary Guarantors and Bank entered into an Amended and Restated Loan Agreement dated as of March 31, 2008 pursuant to which Bank extended the Revolving Line of Credit (as defined in the Loan Agreement) to PHI; which loan agreement was amended by First Amendment to Loan Agreement dated as of August 5, 2009, pursuant to which the Revolving Line of Credit was increased to $75,000,000 and the maturity thereof was extended to September 1, 2011 and by Second Amendment to Amended and Restated Loan Agreement Dated as of September 1, 2010 (as amended, the “Loan Agreement”);
     WHEREAS, the parties to the Loan Agreement desire to extend the maturity of the Revolving Line of Credit to September 1, 2013;
     NOW THEREFOR, for good and adequate consideration, the receipt of which is hereby acknowledged, PHI, the Subsidiary Guarantors and Bank do hereby amend the Loan Agreement as follows:
1. Paragraph A on page one of the Loan Agreement entitled “THE LOAN OR LOANS” is hereby amended and restated in its entirety as follows:
“A. THE LOAN OR LOANS. Provided PHI performs all obligations in favor of Bank contained in this Agreement and in any other agreement, whether now existing or hereafter arising:
Bank shall make available to PHI a secured revolving line of credit (the “Revolving Line of Credit”) in the principal amount of SEVENTY-FIVE MILLION ($75,000,000) DOLLARS, that may be drawn upon by PHI on any business day of Bank during the period hereof until and including September 1, 2013, on at least one day’s telephonic notice to Bank. The Revolving Line of Credit shall be evidenced by a commercial note, payable to Bank (the “Note”) and shall contain additional terms and conditions and be identified with this Agreement.
A sublimit of TWENTY MILLION ($20,000,000) DOLLARS is hereby established for the issuance of letters of credit with a maturity not exceeding that of the Note, which may be issued by Bank or any bank participating in the Revolving Line of Credit upon application by PHI.”
2. In addition, on or about July 5, 2011, Subsidiary Guarantor, Air Evac Services, Inc. changed its name to PHI Air Medical, Inc. and thereafter converted to a limited liability company named “PHI Air Medical, L.L.C.” PHI, Subsidiary Guarantors and Bank hereby add PHI Air Medical, L.L.C. as a Subsidiary Guarantor to the Loan Agreement as the successor to Air Evac Services, Inc.
3. PHI Air Medical, L.L.C. hereby joins as a Subsidiary Guarantor to the Loan Agreement and further agrees to be bound as a Subsidiary Guarantor by all the terms and conditions thereof.
4. In connection with the foregoing, the Loan Agreement is hereby amended, but in all other respects, all of the terms and conditions of the Loan Agreement remain unaffected and in full force and effect as originally written.
     IN WITNESS WHEREOF, this Third Amendment is dated as of September 26, 2011.

PHI, INC., formerly named Petroleum Helicopters, Inc.			WHITNEY BANK

By:	/s/ Michael J. McCann		By:	/s/ H. Elder Gwin
	Name:	Michael J. McCann		Name:	H. Elder Gwin
	Title:	Chief Financial Officer		Title:	Vice President

PHI Air Medical, L.L.C., successor to AIR EVAC			PHI TECH SERVICES, INC., formerly named
SERVICES, INC.			Evangeline Airmotive, Inc.

By:	/s/ Michael J. McCann		By:	/s/ Michael J. McCann
	Name:	Michael J. McCann		Name:	Michael J. McCann
	Title:	Manager		Title:	Chief Financial Officer

INTERNATIONAL HELICOPTER TRANSPORT, INC.

By:	/s/ Michael J. McCann
	Name:	Michael J. McCann
	Title:	Chief Financial Officer